UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Chesapeake Energy Corporation

(Name of Issuer)

Common Stock, $0.01 par value per share

(Title of Class of Securities)

165167735

(CUSIP Number)

November 1, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 165167735

1	NAMES OF REPORTING PERSONS BX Vine (PUB) Aggregator L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 4,219,404
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 4,219,404
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,219,404
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.6%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 165167735

1	NAMES OF REPORTING PERSONS BX Vine Oil & Gas Aggregator L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 8,798,245
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 8,798,245
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,798,245
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.5%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 165167735

1	NAMES OF REPORTING PERSONS BCP VI/BEP II/BEP Holdings Manager L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 13,017,649
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 13,017,649
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,017,649
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 165167735

1	NAMES OF REPORTING PERSONS Blackstone Energy Management Associates II L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 13,017,649
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 13,017,649

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,017,649
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 165167735

1	NAMES OF REPORTING PERSONS Blackstone Energy Management Associates L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 13,017,649
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 13,017,649

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,017,649
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 165167735

1	NAMES OF REPORTING PERSONS Blackstone Management Associates VI L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 13,017,649
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 13,017,649

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,017,649
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 165167735

1	NAMES OF REPORTING PERSONS Blackstone EMA II L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 13,017,649
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 13,017,649

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,017,649
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 165167735

1	NAMES OF REPORTING PERSONS Blackstone EMA L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 13,017,649
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 13,017,649

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,017,649
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 165167735

1	NAMES OF REPORTING PERSONS BMA VI L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 13,017,649
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 13,017,649

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,017,649
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 165167735

1	NAMES OF REPORTING PERSONS Blackstone Holdings III L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Quebec, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 13,017,649
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 13,017,649
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,017,649
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 165167735

1	NAMES OF REPORTING PERSONS Blackstone Holdings III GP L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 13,017,649
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 13,017,649
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,017,649
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 165167735

1	NAMES OF REPORTING PERSONS Blackstone Holdings III GP Management L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 13,017,649
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 13,017,649
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,017,649
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 165167735

1	NAMES OF REPORTING PERSONS Blackstone Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 13,017,649
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 13,017,649
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,017,649
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 165167735

1	NAMES OF REPORTING PERSONS Blackstone Group Management L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 13,017,649
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 13,017,649
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,017,649
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 165167735

1	NAMES OF REPORTING PERSONS Stephen A. Schwarzman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 13,017,649
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 13,017,649
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,017,649
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

Item 1.	(a). Name of Issuer

Chesapeake Energy Corporation (the “Issuer”)

(b).	Address of Issuer’s Principal Executive Office

6100 North Western Avenue

Oklahoma City, Oklahoma

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(i)	BX Vine (Pub) Aggregator L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ii)	BX Vine Oil & Gas Aggregator L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iii)	BCP VI/BEP II/BEP Holdings Manager L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iv)	Blackstone Energy Management Associates II L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(v)	Blackstone Energy Management Associates L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vi)	Blackstone Management Associates VI L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vii)	Blackstone EMA II L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(viii)	Blackstone EMA I L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ix)	BMA VI L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(x)	Blackstone Holdings III L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Quebec, Canada

(xi)	Blackstone Holdings III GP L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xii)	Blackstone Holdings III GP Management L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiii)	Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiv)	Blackstone Group Management L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xv)	Stephen A. Schwarzman

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: United States

BX Vine Oil & Gas Aggregator L.P. directly holds 8,798,245 shares of Common Stock and BX Vine (PUB) Aggregator L.P. directly holds 4,219,404 shares of Common Stock (collectively, the “Blackstone Funds”).

The general partner of each of the Blackstone Funds is BCP VI/BEP II/BEP Holdings Manager L.L.C. The controlling interests of BCP VI/BEP II/BEP Holdings Manager L.L.C. are held by its managing members Blackstone Energy Management Associates II L.L.C., Blackstone Energy Management Associates L.L.C. and Blackstone Management Associates VI L.L.C. The sole member of Blackstone Energy Management Associates II L.L.C. is Blackstone EMA II L.L.C. The sole member of Blackstone Energy Management Associates L.L.C. is Blackstone EMA L.L.C. The sole member of Blackstone Management Associates VI L.L.C. is BMA VI L.L.C. The managing member of each of Blackstone EMA II L.L.C., Blackstone EMA L.L.C. and BMA VI L.L.C. is Blackstone Holdings III L.P. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is Blackstone Inc. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each such Reporting Person may be deemed to beneficially own the shares of Common Stock (as defined below) beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than the Blackstone Funds to the extent they directly hold Common Stock) is the beneficial owner of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

Item 2(d).	Title of Class of Securities

Common Stock, $0.01 par value per share (the “Common Stock”).

Item 2(e).	CUSIP Number

165167735

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership

(a)	Amount beneficially owned:

Calculations of the percentage of shares of Common Stock beneficially owned assume 117,105,845 shares of Common Stock outstanding as of November 1, 2021, as described in the Quarterly Report on Form 10-Q filed by the Issuer with the Securities and Exchange Commission on November 2, 2021. Each of the Reporting Persons may be deemed to be the beneficial owner of the shares of Common Stock listed on such Reporting Person’s cover page.

As of the date hereof, BX Vine Oil & Gas Aggregator L.P. directly holds 8,798,245 shares of Common Stock and BX Vine (PUB) Aggregator L.P. directly holds 4,219,404 shares of Common Stock.

(b)	Percent of class:

As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of Common Stock listed on such Reporting Person’s cover page.

(c)	Number of Shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See each cover page hereof.

(ii)	Shared power to vote or to direct the vote:

See each cover page hereof.

(iii)	Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv)	Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not Applicable.

Item 10.	Certification

Each of the Reporting Persons hereby makes the following certification:

By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 12, 2021

BX VINE (PUB) AGGREGATOR L.P.
By:	BCP VI/BEP II/BEP Holdings Manager L.L.C., its general partner

By:	/s/ Christopher Striano
Name: Christopher Striano
Title: Senior Managing Director and Chief Operating Officer of Global Finance

BX VINE OIL & GAS AGGREGATOR L.P.
By:	BCP VI/BEP II/BEP Holdings Manager L.L.C., its general partner

By:	/s/ Christopher Striano
Name: Christopher Striano
Title: Senior Managing Director and Chief Operating Officer of Global Finance

BCP VI/BEP II/BEP HOLDINGS MANAGER L.L.C.

By:	/s/ Christopher Striano
Name: Christopher Striano
Title: Senior Managing Director and Chief Operating Officer of Global Finance

BLACKSTONE MANAGEMENT ASSOCIATES VI L.L.C.

By: BMA VI L.L.C., its sole member

By: Blackstone Holdings III L.P., its managing member

By: Blackstone Holdings III GP L.P., its general partner

By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE ENERGY MANAGEMENT ASSOCIATES II L.L.C.

By: Blackstone EMA II L.L.C., its sole member

By: Blackstone Holdings III L.P., its managing member

By: Blackstone Holdings III GP L.P., its general partner

By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE ENERGY MANAGEMENT ASSOCIATES L.L.C.

By: Blackstone EMA L.L.C., its sole member

By: Blackstone Holdings III L.P., its managing member

By: Blackstone Holdings III GP L.P., its general partner

By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BMA VI L.L.C.
By: Blackstone Holdings III L.P., its managing member By: Blackstone Holdings III GP L.P., its general partner By: Blackstone Holdings III GP Management L.L.C., its general partner

By: /s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE EMA II L.L.C.

By: Blackstone Holdings III L.P., its managing member

By: Blackstone Holdings III GP L.P., its general partner

By: Blackstone Holdings III GP Management L.L.C., its general partner

By: /s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE EMA I L.L.C.

By: Blackstone Holdings III L.P., its managing member

By: Blackstone Holdings III GP L.P., its general partner

By: Blackstone Holdings III GP Management L.L.C., its general partner

By: /s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE HOLDINGS III L.P.
By: Blackstone Holdings III GP L.P., its general partner By: Blackstone Holdings III GP Management L.L.C., its general partner

By: /s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE HOLDINGS III GP L.P. By: Blackstone Holdings III GP Management L.L.C., its general partner

By: /s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By: /s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE INC.

By: /s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE GROUP MANAGEMENT L.L.C.

By: /s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

/s/ Stephen A. Schwarzman
STEPHEN A. SCHWARZMAN

[Chesapeake Energy Corporation – Schedule 13G]

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated November 12, 2021, among the Reporting Persons (filed herewith).